As filed with the Securities and Exchange Commission on June 23, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAGNACHIP SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	83-0406195
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

c/o Magnachip Semiconductor, Ltd.

15F, 76 Jikji-daero 436beon-gil, Heungdeok-gu

Cheongju-si, Chungcheongbuk-do, 28581,  Republic of Korea

(Address of Principal Executive Offices) (Zip Code)

AMENDED AND RESTATED 2020 EQUITY AND INCENTIVE

COMPENSATION PLAN

(Full title of the plan)

+82 (2) 6903-3000

(Telephone number, including area code, of agent for service)

Copies to:

Micheal J. Reagan, Esq.

W. Stuart Ogg, Esq.

Goodwin Procter LLP

601 Marshall Street

Redwood City, CA 94063

Tel: (650) 739-3939

Fax: (650) 739-3900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Magnachip Semiconductor Corporation, a Delaware corporation (the “Registrant”) is filing this Registration Statement to register an additional 1,990,000 shares of its common stock, par value $0.01 per share (“Common Stock”), for issuance under the Registrant’s 2020 Equity and Incentive Compensation Plan (the “2020 Plan”). On April 14, 2023, the Registrant’s Board of Directors amended and restated the 2020 Plan, subject to stockholder approval, in order to increase the aggregate number of shares of the Registrant’s Common Stock available for issuance thereunder by 1,990,000 shares, and such amendment was approved by the Registrant’s stockholders on May 18, 2023.

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement on Form S-8 relating to the same benefit plan is effective pursuant to the amendment to the 2020 Plan described above. The Registrant previously registered shares of its Common Stock for issuance under the 2020 Plan under a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (“SEC”) on July 15, 2020 (File No. 333-239872). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statements referenced above with respect to the shares of Common Stock registered under the 2020 Plan, except to the extent supplemented or amended or superseded by the information set forth or incorporated herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Goodwin Procter*

10.1	Amended and Restated 2020 Equity and Incentive Compensation Plan (Incorporated by reference to Appendix A to our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 17, 2023)

23.1	Consent of Goodwin Procter (included in Exhibit 5.1 above)

23.2	Consent of Samil PricewaterhouseCoopers, the Registrant’s independent registered public accounting firm*

24.1	Power of Attorney (included on the signature page)

107	Filing fee table*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Seoul, Republic of Korea on June 23, 2023.

MAGNACHIP SEMICONDUCTOR CORPORATION

By:	/s/ Young-Joon Kim
Young-Joon Kim
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Young-Joon Kim and Theodore S. Kim and each or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, including any and all post-effective amendments and amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons on behalf of Magnachip Semiconductor Corporation and in the capacities and on the dates indicated:

	Title	Date

/s/ Young-joon Kim Young-Joon Kim	Chief Executive Officer, Interim Chief Financial Officer, Director	June 23, 2023

/s/ Theodore Kim Theodore Kim	Chief Compliance Officer, General Counsel and Secretary	June 23, 2023

/s/ Melvin Keating Melvin Keating	Director	June 23, 2023

/s/ Ilbok Lee Ilbok Lee	Director	June 23, 2023

/s/ Gary Tanner Gary Tanner	Director	June 23, 2023

/s/ Liz Chung Liz Chung	Director	June 23, 2023

/s/ Camillo Martino Camillo Martino	Director	June 23, 2023

/s/ Gilbert Nathan Gilbert Nathan	Director	June 23, 2023